News Release	For Immediate Release

Contact: Jeff Laudin	July 17, 2013
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Second Quarter 2013 Results

Highlights:

•	Second quarter sales increased 14.5%, operating income rose 48%.

•	Second quarter net earnings increased 49%, fully diluted earnings per share climbed 48%.

•	Engineered Infrastructure Products Segment quarterly operating margin at 9.0% was its highest since 2008.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, reported second quarter sales of $878.7 million compared with $767.3 million for the same period of 2012. Second quarter 2013 operating income was $144.3 million versus $97.4 million in 2012. During the quarter, the Company divested a galvanizing operation in Perth, Australia, which resulted in a $4.6 million pre-tax gain, ($0.16 earnings per share). Second quarter net income including the gain, was $89.6 million versus $60.0 million in 2012, which resulted in an increase in quarterly diluted earnings per share from $2.24 in 2012 to $3.33 in 2013.

Second Quarter Review:

Led by Irrigation, each reportable segment posted sales increases, which drove record second quarter total sales. Recent acquisitions contributed the majority of the sales increases in the Engineered Infrastructure Products and Coatings Segments, while demand growth drove the majority of the sales increases in the Irrigation and Utility Support Structures Segments. Irrigation and Utility Support Structures also achieved their highest ever second quarter results.

Revenue growth, improved gross profit margins and operating leverage combined to increase corporate quarterly operating income by 48%. Operating margin increased to a Company quarterly record 16.4% up from last year’s 12.7%.

Second Quarter Segment Review:

Utility Support Structures Segment (26% of 2nd Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $228.2 million were 8% higher than 2012, reflecting increased North American transmission structure demand. Sales declined in international markets due to the timing of large projects.

Driving North American demand is utility investment in the electric transmission grid. A primary goal of the 2005 U.S. energy bill was to upgrade and expand the transmission grid to improve flexibility and reliability. This effort is expected to take many years. Discussions with Valmont’s customer base support our outlook for high levels of continued utility investment in the grid. Recent capacity investments in our plant network have enabled the Company to meet this growing demand for transmission support structures. The Company is continuing to add capacity anticipating further demand growth.

Utility operating income rose 58% to $42.1 million, which represents 18.5% of segment sales. The increase in operating income was due to additional volume, improved project mix and operational improvements.

Irrigation Segment (31% of 2nd Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

The Irrigation Segment had exceptional results with sales improving 39% to $270.2 million, reflecting significant increases in both North American and international markets. Recent demand remained strong due to historically high farm incomes and was further supported by last year’s drought in North America.

In international markets, sales increases reflect further market penetration. Increasingly, many governments in international markets recognize the importance of mechanized irrigation to their economies. Government policies are therefore being enacted to encourage farmers to purchase more efficient irrigation equipment, which support international growth.

World population growth and dietary improvement creates a pressing need for farmers to increase crop production. Competing demands on water use creates further pressure on agriculture to become more efficient in conserving water. Valmont believes these are outstanding long-term drivers for enduring growth. Short-term demand however, may be influenced by the fluctuations in farm income from year to year.

Operating income growth of 71% to $64.2 million was exceptional as was operating margin at a record 23.8% of segment sales. The improvement in operating income was due to combined sales and manufacturing growth and leverage of both fixed costs and SG&A.

Engineered Infrastructure Products Segment (29% of 2nd Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

Second quarter sales were $250.6 million, a 6% increase over 2012. Sales gains primarily reflect the addition of $18 million in revenue from the February 2013 acquisition of Locker Group.

In North America, lighting and traffic products sales rose modestly led by commercial lighting products. Wireless communication product sales rose due to wireless carriers expanding 4G networks.

In Europe, lighting and traffic product sales were slightly below last year’s levels, as fiscal austerity continued to dominate infrastructure investment.

In the Asia-Pacific region, engineered access system sales rose mostly due to the addition of Locker. Lighting and traffic product sales increased, while wireless communication product sales declined.

Operating income increased 60% to $22.6 million, or 9.0% of segment sales compared with last year’s 6.0%. This increase was driven by an improved overall operating productivity and better demand for wireless communication products in North America, an improved cost structure in Europe, and the contribution of Locker.

Coatings Segment (11% of 2nd Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $93.8 million were 11% higher than last year. North American sales increased due to a $9 million contribution from the acquisition of Pure Metal in late 2012. Economic recovery along with intercompany demand supported North American volumes.

In the Asia-Pacific region, sales were comparable to last year. To focus on its regional strength in Eastern Australia, the Company divested its one site in Western Australia.

Operating income increased 21% to $23.6 million, or 25.1% of segment sales due to the disposition gain of the Australia facility and the contribution of Pure Metal. Without the $4.6 million pre-tax gain from the sale, operating income would have been $18.9 million (20.1% of sales).

Outlook:

“We expect the Engineered Infrastructure Products Segment to sustain positive comparisons in the second half of the year,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer.

“The Utility Support Structures segment should continue to benefit from market growth further supported by additional Valmont manufacturing capacity coming on stream in the fourth quarter.

“In the Irrigation Segment, while the long-term drivers remain strong, as is always the case, second-half demand will depend on many factors related to crop production and agricultural markets that are difficult to predict.

“Coatings Segment performance will benefit from the acquisition of Pure Metal and continued solid demand in North America.

“Our current second half outlook is for positive consolidated sales and earnings comparisons, although at less favorable comparisons than experienced in the first half. At this time we believe our full-year fully diluted earnings per share will exceed $11.00 per share,” concluded Mr. Bay.

An audio discussion of Valmont’s second quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Richard P. Heyse, Executive Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 98696045 or via the Internet at 8:00 a.m. CDT July 18, 2013, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21.  After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 98696045 beginning July 18, 2013 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 25, 2013.

Valmont is a global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Second Quarter 13 Weeks Ended		Year-to-Date 26 Weeks Ended
	29-Jun-13	30-Jun-12	29-Jun-13	30-Jun-12
Net sales	$ 878,659	$ 767,315	$ 1,698,289	$ 1,484,665
Cost of sales	617,188	567,920	1,201,449	1,098,956
Gross profit	261,471	199,395	496,840	385,709
Selling, general and administrative expenses	117,206	102,043	234,385	205,539
Operating income	144,265	97,352	262,455	180,170
Other income (expense)
Interest expense	(8,025)	(7,421)	(16,215)	(15,228)
Interest income	1,852	1,910	3,205	3,988
Other	123	(1,977)	1,679	(400)
	(6,050)	(7,488)	(11,331)	(11,640)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	138,215	89,864	251,124	168,530
Income tax expense	47,168	30,792	82,141	58,558
Earnings before equity in earnings of
nonconsolidated subsidiaries	91,047	59,072	168,983	109,972
Equity in earnings of nonconsolidated subsidiaries	269	2,087	473	3,775
Net earnings	91,316	61,159	169,456	113,747
Less: Earnings attributable to non-controlling interests	(1,753)	(1,179)	(2,324)	(1,442)
Net earnings attributable to Valmont Industries, Inc.	$ 89,563	$ 59,980	$ 167,132	$ 112,305

Average shares outstanding (000's) - Basic	26,648	26,467	26,615	26,432
Earnings per share - Basic	$ 3.36	$ 2.27	$ 6.28	$ 4.25

Average shares outstanding (000's) - Diluted	26,910	26,758	26,884	26,718
Earnings per share - Diluted	$ 3.33	$ 2.24	$ 6.22	$ 4.20

Cash dividends per share	$ 0.250	$ 0.225	$ 0.475	$ 0.405

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Second Quarter 13 Weeks Ended		Year-to-Date 26 Weeks Ended
	29-Jun-13	30-Jun-12	29-Jun-13	30-Jun-12

Net sales
Engineered Infrastructure Products	$ 250,636	$ 235,816	$ 474,306	$ 439,743
Utility Support Structures	228,243	212,237	467,881	403,469
Coatings	93,798	84,837	183,043	167,684
Infrastructure products	572,677	532,890	1,125,230	1,010,896

Irrigation	270,175	194,496	514,882	390,762
Other	83,679	87,194	161,548	173,257
Less: Intersegment sales	(47,872)	(47,265)	(103,371)	(90,250)
Total	$ 878,659	$ 767,315	$ 1,698,289	$ 1,484,665

Operating Income
Engineered Infrastructure Products	$ 22,603	$ 14,168	$ 35,337	$ 22,192
Utility Support Structures	42,121	26,574	88,276	51,678
Coatings	23,552	19,517	36,972	36,029
Infrastructure products	88,276	60,259	160,585	109,899

Irrigation	64,174	37,607	118,733	76,015
Other	13,025	12,259	23,812	23,670
Corporate	(21,210)	(12,773)	(40,675)	(29,414)
Total	$ 144,265	$ 97,352	$ 262,455	$ 180,170

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	29-Jun-13	30-Jun-12
ASSETS
Current assets:
Cash and cash equivalents	$ 490,477	$ 328,381
Accounts receivable, net	513,766	489,371
Inventories	413,408	441,296
Prepaid expenses	33,587	29,772
Refundable and deferred income taxes	68,168	43,999
Total current assets	1,519,406	1,332,819
Property, plant and equipment, net	530,482	465,692
Goodwill and other assets	601,735	598,238
	$ 2,651,623	$ 2,396,749

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 457	$ 248
Notes payable to banks	16,004	17,374
Accounts payable	212,097	222,216
Accrued expenses	181,524	155,951
Dividend payable	6,693	5,985
Total current liabilities	416,775	401,774
Long-term debt, excluding current installments	471,662	473,592
Other long-term liabilities	264,829	213,544
Shareholders' equity	1,498,357	1,307,839
	$ 2,651,623	$ 2,396,749